Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2016 Fourth Quarter and Full Year Results

Sales for the fourth quarter of 2016 increased 10% to $1,217.8 million including Transamerican Auto Parts (“TAP”) sales of $108.7 million

Fourth quarter 2016 reported net income was $0.97 per diluted share; adjusted net income for the same period was $1.18 per diluted share, in-line with expectations

ORV dealer inventory was down 11%, year-over-year; total dealer inventory was down 8%

Full year 2016 reported net income was $3.27 per diluted share; adjusted net income for the same period was $3.48 per diluted share, in-line with previously issued guidance. Sales for the full year of 2016 decreased 4% to $4,516.6 million

Polaris announced guidance for the full year 2017. Adjusted net income is expected to be in the range of $4.25 to $4.50 per diluted share with sales for the full year 2017 expected in the range of up 10% to 13%.

Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP measures can be found at the end of this release.

MINNEAPOLIS--(BUSINESS WIRE)--January 24, 2017--Polaris Industries Inc. (NYSE: PII) today reported fourth quarter 2016 sales of $1,217.8 million up 10 percent from $1,105.6 million for the fourth quarter of 2015. Fourth quarter 2016 reported net income was $62.6 million, or $0.97 per diluted share, compared with $110.7 million, or $1.66 per diluted share, for the 2015 fourth quarter. Adjusted net income for the quarter ended December 31, 2016, excluding purchase accounting adjustments and certain costs related to the acquisition of TAP, was $76.1 million, or $1.18 per diluted share.

For the full year ended December 31, 2016 the Company reported sales of $4,516.6 million, a decrease of 4 percent versus $4,719.3 million in the prior year. Reported net income was $212.9 million, or $3.27 per diluted share, compared with $455.4 million, or $6.75 per diluted share, for the full year 2015. Adjusted net income, excluding purchase accounting adjustments and certain costs related to the acquisition of TAP was $226.5 million, or $3.48 per diluted share, for the year ended December 31, 2016.

On November 10, 2016, the Company completed the acquisition of TAP, a vertically integrated manufacturer, distributor, retailer and installer of off-road Jeep and truck accessories, for an aggregate consideration of $669 million.

“2016 was a difficult and challenging year for Polaris, but our culture is geared to deal head on with adversity and learn from it, and that’s what we did in 2016. In response to a series of recalls, we took the necessary steps to ensure that Polaris vehicles deliver the quality, safety and performance that our customers expect. We are relying on these enhanced improvements, consistent execution, and aggressive innovation to regain our footing as the ‘Best in Powersports’,” commented Scott Wine.

“Our team worked incredibly hard in 2016 to serve our Off Road Vehicle customers and dealers, and that work is accelerating into 2017. It is a very competitive ORV market and we will aggressively execute and revitalize our broad set of tools that built the most successful armada in Powersports. Significant progress was made across our businesses, including mid-twenty percent growth in Indian Motorcycle® retail sales and an eight percent reduction in dealer inventories year-over-year, while at the same time, reducing factory inventory 16 percent excluding acquisitions, and improving operating cash flow by 30 percent in 2016. Further, we completed the Taylor Dunn acquisition in the work space and TAP in the aftermarket space, executing our strategy to enhance profitable growth opportunities in adjacent markets. We continued to enhance our Quality and Safety organization, production in our new facility in Huntsville, Alabama is ramping up to become the enabler to our go to market Retail Flow Management (RFM) process, and lean initiatives across our network drove approximately $150 million in gross Value Improvement (“VIP”) savings during the year.”

“The entire Polaris team is committed to superior execution, improved product safety and quality, enhanced dealer relations, and earning the trust our customers and stakeholders place in the Polaris brand, in 2017 and beyond. We are accelerating our research and development investments to again win the ORV product game, focusing on the successful integration of TAP, and developing our competitive position in Motorcycles, all of which will drive increasing shareholder value in the future.”

Fourth Quarter Segment Results (in thousands)
Reporting segment sales includes their respective parts, garments and accessories ("PG&A") related sales

	Three months ended December 31,			Year ended December 31,
	2016	2015	Change	2016	2015	Change
Sales
Off-Road Vehicles/Snowmobiles	$904,971	$862,032	5%	$3,357,496	$3,708,933	(9)%
Motorcycles	105,735	162,558	(35)%	708,497	698,257	1%
Global Adjacent Markets	98,384	81,028	21%	341,937	312,100	10%
Other	108,699	-	N/M	108,699	-	N/M
Total Sales	$1,217,789	$1,105,618	10%	$4,516,629	$4,719,290	(4)%

Gross profit
Off-Road Vehicles/Snowmobiles	$259,199	$262,827	(1)%	$930,181	$1,190,630	(22)%
% of sales	28.6%	30.5%	-185 bps	27.7%	32.1%	-440 bps
Motorcycles	1,560	24,025	(94)%	91,401	97,261	(6)%
% of sales	1.5%	14.8%	-1,330 bps	12.9%	13.9%	-103 bps
Global Adjacent Markets	28,986	22,223	30%	95,149	84,211	13%
% of sales	29.5%	27.4%	+204 bps	27.8%	27.0%	+84 bps
Other	19,842	-	-	19,842	-	-
% of sales	18.3%	-	-	18.3%	-	-
Corporate	3,185	1,199	166%	(30,950)	(33,060)	(6)%
Total gross profit	$312,772	$310,274	1%	$1,105,623	$1,339,042	(17)%
% of sales	25.7%	28.1%	-238 bps	24.5%	28.4%	-389 bps

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including their respective PG&A related sales, were $905.0 million for the fourth quarter of 2016, compared with $862.0 million for the fourth quarter for the prior year. Gross profit decreased one percent to $259.2 million, or 28.6 percent of sales, in the fourth quarter of 2016, compared to $262.8 million, or 30.5 percent of sales, in the fourth quarter of 2015. Gross profit percentage declined primarily due to higher promotional spending and increased warranty expense.

ORV wholegood sales for the fourth quarter 2016 increased three percent as the Company’s model year 2017 vehicle revalidations were completed and shipments resumed, including the RZR Turbo vehicles which have higher average selling prices. Polaris North American ORV unit retail sales for the fourth quarter 2016 were down mid-single digits percent from the 2015 fourth quarter, which included consumer purchases for side-by-side vehicles down low-single digits percent and ATV retail sales down about ten percent. The North American ORV industry was flat compared to the fourth quarter last year. ORV dealer inventory was down 11 percent in the 2016 fourth quarter compared to the same period last year.

Snowmobile wholegood sales in the fourth quarter 2016 increased 13 percent due to the timing of shipments, year-over-year and a favorable mix of higher priced snowmobiles shipped during the quarter.

Motorcycle segment sales, including its PG&A related sales, decreased 35 percent in the 2016 fourth quarter to $105.7 million. Both Indian and Victory reported lower sales in the fourth quarter due to difficult comparables as product availability for all brands improved significantly in the 2015 fourth quarter, and as the Company reduced motorcycle production in the 2016 fourth quarter to complete the final paint system upgrade in Spirit Lake, IA. Slingshot® sales were down due to low product availability related to recall activity. Gross profit for the fourth quarter 2016 decreased 94 percent to $1.6 million compared to $24.0 million in the fourth quarter of 2015 due to lower production rates and higher warranty expense.

North American consumer retail demand for the Polaris motorcycle segment, including Victory®, Indian Motorcycle® and Slingshot®, was down mid-single digits percent during the 2016 fourth quarter while the overall motorcycle industry retail sales, 900cc and above, declined low-single digits percent in the 2016 fourth quarter. Indian Motorcycles retail sales increased about 20 percent while Victory retail sales were down mid-single digits percent during the quarter. Slingshot retail sales were down significantly due to tough comparable in the fourth quarter last year as the Company experienced unseasonably strong retail sales in the initial year of Slingshot product availability in 2015.

Global Adjacent Markets segment sales along with its PG&A related sales, increased 21 percent to $98.4 million in the 2016 fourth quarter compared $81.0 in the 2015 fourth quarter. Gross profit increased 30 percent to $29.0 million, or 29.5 percent of sales, in the fourth quarter of 2016, compared to $22.2 million, or 27.4 percent of sales, in the fourth quarter of 2015. Sales and gross profit were up primarily due to increased sales in the Company’s Defense business in the 2016 fourth quarter. Sales to military customers were up approximately 95 percent driving the quarter. Work and Transportation group wholegood sales were up seven percent during the fourth quarter of 2016 primarily due to increased Aixam sales and Taylor-Dunn sales.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, which are included in each of the three respective reporting segments, excluding TAP sales of $108.7 million, increased nine percent for the 2016 fourth quarter. All three reporting segments experienced higher PG&A sales during the quarter primarily due to higher parts sales during the quarter.

International sales to customers outside of North America totaled $178.2 million for the fourth quarter of 2016, including PG&A, down two percent, from the same period in 2015. International sales on a constant currency basis were flat for the 2016 fourth quarter.

Gross profit increased one percent to $312.8 million for the fourth quarter of 2016 from $310.3 million in the fourth quarter of 2015, including the negative impact of $8.8 million in purchase accounting adjustments related to the TAP acquisition. As a percentage of sales, gross profit margin was 25.7 percent compared with 28.1 percent of sales for the fourth quarter of 2015. Adjusted gross profit was $321.6 million, or 26.4 percent of sales. Increased warranty and promotional costs and negative foreign exchange impacts, partially offset by favorable product mix and product cost reduction efforts, were the primary reasons for the gross margin erosion.

Operating expenses increased 38 percent for the fourth quarter of 2016 to $233.3 million from $169.1 million, including $12.7 million in TAP deal-related expenses. Excluding these costs, operating expenses increased primarily due to higher general and administrative expenses from higher product liability expenses, increased research and development expenses for ongoing product refinement and innovation and the addition of operating expenses from acquisitions.

Income from financial services was $19.3 million for the fourth quarter of 2016, up seven percent compared with $18.0 million for the fourth quarter 2015. The increase is attributable to higher penetration rates in the retail credit portfolio and higher income from the sale of extended service contracts.

Non-operating other expense, net, which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $6.2 million for the fourth quarter of 2016, versus $3.4 million in the fourth quarter of 2015.

The provision for income taxes for the fourth quarter of 2016 was $22.9 million, compared with $40.4 million for the fourth quarter of 2015, or 26.8 percent, versus 26.7 percent of pretax income for the fourth quarter of 2015.

Financial Position and Cash Flow

Net cash provided by operating activities was $571.8 million for the full 2016 year, compared with $440.2 million for the year ended December 31, 2015 due to lower working capital requirements. Total debt at the end of 2016, including capital lease obligations and notes payable, was $1,141.9 million. The Company’s debt-to-total capital ratio was 57 percent at December 31, 2016, compared to 32 percent a year ago. Cash and cash equivalents were $127.3 million at December 31, 2016, compared with $155.3 million at December 31, 2015.

Share Buyback Activity

During the fourth quarter 2016, the Company repurchased and retired 1,105,500 shares of its common stock for $91.4 million, bringing total share repurchases to 2,908,000 shares or $245.8 million for the full year 2016. As of December 31, 2016, the Company currently has authorization from its Board of Directors to repurchase up to an additional 7.5 million shares of Polaris stock.

2017 Business Outlook

The Company expects full year 2017 adjusted net income to be in the range of $4.25 to $4.50 per diluted share, compared with adjusted net income of $3.48 per diluted share for 2016. Full year 2017 sales are anticipated to increase in the range of 10 percent to 13 percent over 2016 sales of $4,516.6 million.

Wind down of Victory Motorcycles

Polaris announced on January 9, 2017 its intention to wind down its Victory® Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record one-time costs associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. These one-time costs will be recorded in the 2017 income statement in respective sales, gross profit and operating expense beginning in the first quarter of 2017. These costs will be excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Use of Non-GAAP Financial Information

This release and our related earnings call include a discussion of the Company’s 2016 fourth quarter and full year 2016 results on a constant currency basis, which is a non-GAAP measure, as well as on a GAAP basis. For purpose of comparison, the results on a constant currency basis uses the respective prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

This press release also contains certain non-GAAP financial measures, consisting of “adjusted gross profits, operating expenses, net income and net income per diluted share” as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Fourth Quarter and Full Year Conference Call and Webcast Presentation

Today at 9:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss the 2016 results released this morning and expectations for 2017. The call will be hosted by Scott Wine, Chairman and CEO; Ken Pucel, Executive Vice President – Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President – Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at http://ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 478-219-0273 internationally. The Conference ID is # 45015597.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2016 sales of $4.5 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and POLARIS GENERAL™ side-by-side off-road vehicles; our SPORTSMAN® and POLARIS ACE® all-terrain off-road vehicles; VICTORY® and INDIAN MOTORCYCLE® midsize and heavyweight motorcycles; SLINGSHOT® moto-roadsters; and Polaris RMK®, INDY®, SWITCHBACK® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence globally in adjacent markets with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2017 future sales, shipments, net income, and net income per share, and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data) (Unaudited)

	Three months ended December 31,		Years ended December 31,
	2016	2015	2016	2015
Sales	$1,217,789	$1,105,618	$4,516,629	$4,719,290
Cost of sales	905,017	795,344	3,411,006	3,380,248
Gross profit	312,772	310,274	1,105,623	1,339,042
Operating expenses:
Selling and marketing	97,423	76,159	342,235	316,669
Research and development	48,870	41,734	185,126	166,460
General and administrative	87,039	51,179	306,442	209,077
Total operating expenses	233,332	169,072	833,803	692,206
Income from financial services	19,303	17,958	78,458	69,303
Operating income	98,743	159,160	350,278	716,139
Non-operating expense:
Interest expense	5,601	2,608	16,319	11,456
Equity in loss of other affiliates	1,434	2,086	6,873	6,802
Other expense, net	6,249	3,368	13,835	12,144
Income before income taxes	85,459	151,098	313,251	685,737
Provision for income taxes	22,878	40,416	100,303	230,376
Net income	$62,581	$110,682	$212,948	$455,361

Net income per share:
Basic	$0.98	$1.69	$3.31	$6.90
Diluted	$0.97	$1.66	$3.27	$6.75
Weighted average shares outstanding:
Basic	63,578	65,415	64,296	66,020
Diluted	64,327	66,592	65,158	67,484

POLARIS INDUSTRIES INC. CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

	December 31, 2016	December 31, 2015

Assets
Current Assets:
Cash and cash equivalents	$127,325	$155,349
Trade receivables, net	174,832	150,778
Inventories, net	746,534	710,001
Prepaid expenses and other	91,636	90,619
Income taxes receivable	50,662	46,175
Total current assets	1,190,989	1,152,922
Property and equipment, net	727,596	650,678
Investment in finance affiliate	94,009	99,073
Deferred tax assets	188,471	166,538
Goodwill and other intangible assets, net	792,979	236,117
Other long-term assets	105,553	80,331
Total assets	$3,099,597	$2,385,659
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$3,847	$5,059
Accounts payable	273,742	299,660
Accrued expenses:
Compensation	122,214	106,486
Warranties	119,274	56,474
Sales promotions and incentives	158,562	141,057
Dealer holdback	117,574	123,276
Other	162,432	88,030
Income taxes payable	2,106	6,741
Total current liabilities	959,751	826,783
Long term income taxes payable	26,391	23,416
Capital lease obligations	17,538	19,660
Long-term debt	1,120,525	436,757
Deferred tax liabilities	9,127	13,733
Other long-term liabilities	90,497	74,188
Total liabilities	$2,223,829	$1,394,537
Deferred compensation	8,728	9,645
Total shareholders’ equity	867,040	981,477
Total liabilities and shareholders’ equity	$3,099,597	$2,385,659

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands) (Unaudited)

	Year ended December 31,
	2016	2015
Operating Activities:
Net income	$212,948	$455,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167,512	152,138
Noncash compensation	57,927	61,929
Noncash income from financial services	(30,116)	(29,405)
Deferred income taxes	(26,056)	(16,343)
Tax effect of share-based compensation exercises	(3,578)	(34,654)
Other, net	13,462	6,802
Changes in operating assets and liabilities:
Trade receivables	2,030	48,798
Inventories	111,999	(148,725)
Accounts payable	(62,693)	(46,095)
Accrued expenses	145,261	9,182
Income taxes payable/receivable	(1,997)	(247)
Prepaid expenses and others, net	(14,916)	(18,510)
Net cash provided by operating activities	571,783	440,231
Investing Activities:
Purchase of property and equipment	(209,137)	(249,485)
Investment in finance affiliate, net	35,179	19,440
Investment in other affiliates	(11,595)	(17,848)
Acquisition of businesses, net of cash acquired	(723,705)	(41,195)
Net cash used for investing activities	(909,258)	(289,088)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	3,232,137	2,631,067
Repayments under debt arrangements / capital lease obligations	(2,552,760)	(2,385,480)
Repurchase and retirement of common shares	(245,816)	(293,616)
Cash dividends to shareholders	(140,336)	(139,285)
Proceeds from stock issuances under employee plans	3,578	32,535
Tax effect of proceeds from share-based compensation exercises	17,690	34,654
Net cash provided by (used for) financing activities	314,493	(120,125)
Impact of currency exchange rates on cash balances	(5,042)	(13,269)
Net increase (decrease) in cash and cash equivalents	(28,024)	17,749
Cash and cash equivalents at beginning of period	155,349	137,600
Cash and cash equivalents at end of period	$127,325	$155,349

POLARIS INDUSTRIES INC. Reconciliation of GAAP "Reported" Results to "Adjusted" Results (unaudited)

Q4 2016	Reported GAAP Measures				Adjustments			Adjusted Measures
	Q4 2016	Q4 2015	$ Chg	% Chg	Q4 2016		Q4 2015	Q4 2016	Q4 2015	$ Chg	% Chg
Sales	$1,217,789	$1,105,618	$112,171	10%	$-		-	$1,217,789	$1,105,618	$112,171	10%
Gross Profit	312,772	310,274	2,498	1%	8,803	(1)	-	321,575	310,274	11,301	4%
Gross Profit %	25.7%	28.1%	-	(238) bps				26.4%	28.1%	-	(165) bps
Operating Exp.	233,332	169,072	64,260	38%	(12,651	)(2)	-	220,681	169,072	51,609	31%
Net Income	62,581	110,682	(48,101)	(43%)	13,515	(3)	-	76,096	110,682	(34,586)	(31%)
Diluted EPS	$0.97	$1.66	$(0.69)	(42%)	$0.21		-	$1.18	$1.66	$(0.48)	(29%)

FY 2016	Reported GAAP Measures				Adjustments			Adjusted Measures
	FY 2016	FY 2015	$ Chg	% Chg	FY 2016		FY 2015	FY 2016	FY 2015	$ Chg	% Chg
Sales	$4,516,629	$4,719,290	$(202,661)	(4%)	$-		-	$4,516,629	$4,719,290	$(202,661)	(4%)
Gross Profit	1,105,623	1,339,042	(233,419)	(17%)	8,803	(1)	-	1,114,426	1,339,042	(224,616)	(17%)
Gross Profit %	24.5%	28.4%	-	(389) bps				24.7%	28.4%	-	(370) bps
Operating Exp.	833,803	692,206	141,597	20%	(12,651	)(2)	-	821,152	692,206	128,946	19%
Net Income	212,948	455,361	(242,413)	(53%)	13,515	(3)	-	226,463	455,361	(228,898)	(50%)
Diluted EPS	$3.27	$6.75	$(3.48)	(52%)	$0.21		-	$3.48	$6.75	$(3.27)	(48%)
Adjustments:
(1) Represents inventory step-up related to the TAP acquisition
(2) Represents the acquisition costs and integration expenses related to the TAP acquisition
(3) The company used its estimated statutory tax rate of ~37% for the non-GAAP adjustments

2017 Adjusted Guidance: 2017 guidance excludes the pre-tax effect of TAP inventory step-up purchase accounting of approx. $15 million, acquisition integration costs of approx. $15 million and the impacts associated with the Victory wind down which could be in a range of $50 to $70 million in 2017. The Company is in the process of finalizing its analysis of the anticipated total costs to wind down the Victory motorcycle business and will provide more clarity as the analysis is completed and the costs are incurred throughout the year. 2017 sales guidance excludes any Victory wholegoods sales as the Company is exiting the brand beginning in 2017.